EXHIBIT 99.1

PRESS RELEASE

TINTIC GOLD MINING COMPANY ANNOUNCES COMPLETION OF MERGER TRANSACTION WITH KIWA BIO-TECH PRODUCTS GROUP LTD.

SALT LAKE CITY--March 17, 2004--Tintic Gold Mining Company (OTCBB:TTGM; "Tintic" or the "Company") announced the completion of the merger of its wholly-owned subsidiary with and into Kiwa Bio-Tech Products Group Ltd. ("KIWA"), a British Virgin Islands company, with KIWA surviving as a wholly-owned subsidiary of Tintic. As consideration for the merger, Tintic issued 7,722,919 shares of its common stock to the former shareholders of KIWA in exchange for the all the outstanding KIWA shares, and assumed KIWA's outstanding stock options. As a result, the former KIWA shareholders held approximately 89% of the outstanding shares of Tintic immediately following closing of the merger.

In addition, Wei Li, Lian-jun Luo and James Nian Zhan, directors and executive officers of KIWA prior to the completion of the merger, were designated as directors and executive officers of Tintic Utah upon closing.

TRANSFER OF TINTIC MINING CLAIMS

On closing of the merger, Tintic transferred all of its pre-merger assets, consisting primarily of its interest in certain mining claims situated in the State of Utah, subject to all of its pre-merger liabilities, to a newly formed Nevada corporation and wholly-owned subsidiary of Tintic also named "Tintic Gold Mining Company" ("Tintic Nevada"). The shares of Tintic Nevada will be distributed by dividend to the pre-merger stockholders of Tintic, at a record date of March 5, 2004 (subject to the "ex-dividend date" of March 15, 2004), pro rata, on a one-for-one basis, subject to the filing and effectiveness of a registration statement with the United States Securities and Exchange Commission, among other conditions. Stockholders of Tintic who have sold their shares of common stock in Tintic prior to the setting of the "ex-dividend date" will not be entitled to the dividend that will be accorded to the purchasers of the common stock. The former shareholders of KIWA are not entitled to receive the dividend under the Merger Agreement.

CORPORATE NAME CHANGE AND STOCK SPLIT

To reflect the business of the company following the merger, the board of directors has approved a change of the Tintic corporate name to "Kiwa Bio-Tech Products Group Corporation." As a result of the name change, the company expects to be assigned a new ticker symbol by the Over-the-Counter Bulletin Board within the next one to two weeks.

Following the closing of the merger, the board of directors also approved a 4-for-1 split of its common stock in the form of a stock dividend. As a result of the stock split, shareholders will receive 3 additional shares for each share held on the record date of March 29, 2004. Upon completion of the split, the number of common shares outstanding will be approximately 34,930,000. The company will provide its shareholders as of the record date instructions for exchange of their share certificates for new certificates in connection with the name change and stock split.

ABOUT KIWA BIO-TECH PRODUCTS GROUP CORP.

KIWA is a development stage company which develops, manufactures and distributes innovative, cost-effective and environmentally safe bio-technology products to agriculture, natural resources and environmental conservation markets. KIWA has an operating subsidiary in China. KIWA's first product, a Photosynthesis Biological Catalyst, was introduced in the China agricultural market in November of


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2003. KIWA continues to improve existing products and develop new products.  The company seeks to become a market leader in bio-fertilizer and natural resources protection products in the world.

WestPark Capital, Inc., a full service investment banking and securities brokerage firm headquartered in Los Angeles, acted as exclusive advisor in initiating, negotiating and structuring the transaction on behalf of KIWA. This Press Release does not constitute an offer of any securities for sale.

This Press Release may contain forward-looking statements, including KIWA's beliefs about its business prospects and operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of KIWA's plan of operation, changes in KIWA's anticipated earnings, continuation of current contracts and other applicable regulations.

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CONTACT:
     Kiwa Bio-Tech Products Group Corporation
     James Zhan, 626-964-3232
     jameszhan@kiwabiotech.coM
       or
     WestPark Capital, Inc
     310-843-9300
     www.wpcapital.com


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